Exhibit 5.1

[LETTERHEAD OF WELLS FARGO & COMPANY LAW DEPARTMENT]

August 1, 2005

Board of Directors

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

In connection with the filing by Wells Fargo & Company, a Delaware corporation (the “Company”), of Post-Effective Amendment No. 1 on Form S-8 (the “Amendment”) to Registration Statement on Form S-4 (No. 333-121545) to register, under the Securities Act of 1933, as amended, shares of the Company’s common stock, par value $1-2/3 per share (the “Shares”), that may be issued by the Company pursuant to options originally granted under the First Community Capital Corporation 1996 Stock Option Plan (the “Plan”) and converted into options (the “Options”) to purchase Shares as a result of the merger of a wholly owned subsidiary of the Company with and into First Community Capital Corporation (the “Merger”), I have examined such corporate records and other documents, including the Amendment, and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

1.	The Company is a corporation duly organized and existing under the laws of the state of Delaware.

2.	The Shares, when issued in accordance with the terms of the Plan, the Options and the Merger, will be legally and validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Amendment.

Sincerely,

/s/ Robert J. Kaukol
Robert J. Kaukol
Senior Counsel
Wells Fargo & Company